Document Security Systems, Inc. Announces 2016 Second Quarter Financial Results

Achieves Positive Adjusted EBITDA Milestone for Quarter and Year-to-Date Periods

ROCHESTER, NY — August 15, 2016 — Document Security Systems, Inc. (NYSE MKT: DSS), (DSS) (“Company”), a leader in anti-counterfeiting and authentication solutions, reported results for the second quarter of 2016.

“During the second quarter and for the first half of 2016, the Company achieved Adjusted EBITDA profitability for the first time in our history. Our focus has been on our strong customer relationships and high value product offerings in our printed products group and leveraging those strengths to fund the early stages of our next generation products, to provide support to our intellectual property monetization investments, and maintain corporate overhead requirements. While we are very pleased to have achieved this important milestone, we are laser focused on achieving the next level of success that will come with increasingly meaningful sales of our next-generation products including AuthentiGuard, which, when achieved, will provide significant incremental revenue and profit potential to the Company. Furthermore, we are deep into the life cycle of several of our IP monetization investments with several that have seen reduced activity recently that has lowered our costs associated with these investments. As we see these efforts to their conclusions over the coming quarters, we will continue to seek returns from these investments at the lowest possible cost,” said Jeff Ronaldi, CEO of Document Security Systems.

Q2 2016 Financial Highlights

After a very strong first quarter, revenue for the second quarter of 2016 dipped slightly to $4.1 million, down 3% from the same year ago period, but maintained strong year over year growth of 10% for the first half of 2016. During the first half of the year, the Company has achieved a 15% increase in sales of printed products, which are comprised of its packaging, ID card and security printing products sales, as the Company has benefited from increases in demand for a wide variety of the Company’s products and solutions in these areas. Revenues from technology sales, services and licensing have decreased 23% during the first half of 2016, primarily due to a strategic decision to reduce hardware sales at the Company’s digital division and the absence of a one-time license fee of $150,000 realized in the second quarter of 2015 that has not recurred in 2016.

Costs and expenses for the second half of 2016 decreased 10% from the first half of 2015. To date in 2016, direct costs of goods sold as percentage of total revenue decreased to 59% from 61% primarily due to the growth in sales of higher margin products in 2016. In addition, during the second quarter and first half of 2016, expenses have decreased in nearly every category, including significant decreases in stock-based compensation and professional fees. Professional fees decreases have been driven by reductions in litigation related matters, primarily due to variations in the timing and stage of the Company’s various litigation matters. As a result, operating losses have decreased 78% and 70% during the three and six months ended June 30, 2016, respectively, as compared to the same periods in 2015.

Net loss during the second quarter was approximately $318,000 ($0.01 per share), which was a 70% decrease in net loss of $1.0 million ($0.02 per share) in the second quarter of 2015. Net loss during the first half of 2016 was approximately $942,000 ($0.02 per share), which is a 65% decrease in net loss of $2.7 million ($0.06 per share) in the first half of 2015. The significant decreases in net loss during both periods has been primarily the result of the Company’s ability to increase sales of higher margin products while simultaneously reducing its operating cost base and benefitting from significant decreases in professional fees.

Results as measured by Adjusted EBITDA were especially strong during the second quarter of 2016. Adjusted EBITDA, a non-GAAP metric defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and asset impairments as well as other non-recurring items, was approximately $112,000 during the second quarter of 2016 compared to an Adjusted EBITDA loss of $239,000 in the second quarter of 2015, a 147% improvement. For the six months ended June 30, 2016, Adjusted EBITDA was $3,000 as compared to an Adjusted EBITDA loss of $1.1 million for the same period in 2015. The significant improvement in Adjusted EBITDA results have been driven by significant increases in Adjusted EBITDA profits derived from the Company’s Printed Products groups along with reductions in corporate cost overhead. Adjusted EBITDA results from the Company’s DSS Technology Management group continue to fluctuate, primarily driven by variability in professional fee costs underlying the Company’s intellectual property monetization efforts (see further discussion about the use of adjusted EBITDA, below). Once again, the significant improvement reflected both the increase in revenues and the decrease in costs in nearly every expense category.

About Document Security Systems

Document Security Systems, Inc.’s (NYSE MKT: DSS) products and solutions are used by governments, corporations and financial institutions to defeat fraud and to protect brands and digital information from the expanding world-wide counterfeiting problem. DSS technologies help ensure the authenticity of both digital and physical financial instruments, identification documents, sensitive publications, brand packaging and websites.

DSS continually invests in research and development to meet the ever-changing security needs of its clients and offers licensing of its patented technologies.

For more information on the AuthentiGuard Suite, please visit www.authentiguard.com. For more information on DSS and its subsidiaries, please visit www.DSSsecure.com. To follow DSS on Facebook, click here.

For More Information

Investor Relations

Document Security Systems

(585) 325-3610

Email: ir@documentsecurity.com

Forward-Looking Statements

Forward-looking statements that may be contained in this press release, including, without limitation, statements related to the Company’s plans, strategies, objectives, expectations, potential value, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and contain words such as “believes,” “anticipates,” “expects,” “plans,” “intends” and similar words and phrases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in any forward-looking statement. In addition to the factors specifically noted in the forward-looking statements, other important factors, risks and uncertainties that could result in those differences include, but are not limited to, those disclosed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 30, 2016. Forward-looking statements that may be contained in this press release are being made as of the date of its release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	% change	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	% change
Revenue
Printed products	$3,724,000	$3,683,000	1%	$7,699,000	$6,703,000	15%
Technology sales, services and licensing	348,000	513,000	-32%	712,000	923,000	-23%

Total revenue	$4,072,000	$4,196,000	-3%	$8,411,000	$7,626,000	10%

Costs and expenses
Cost of goods sold, exclusive of depreciation and amortization	$2,330,000	$2,663,000	-13%	$4,941,000	$4,650,000	6%
Sales, general and administrative compensation	917,000	1,007,000	-9%	1,769,000	2,013,000	-12%
Depreciation and amortization	340,000	391,000	-13%	700,000	770,000	-9%
Professional fees	116,000	307,000	-62%	542,000	1,026,000	-47%
Stock based compensation	12,000	318,000	-96%	86,000	643,000	-87%
Sales and marketing	90,000	90,000	0%	166,000	193,000	-14%
Rent and utilities	147,000	165,000	-11%	285,000	324,000	-12%
Other operating expenses	241,000	233,000	3%	473,000	413,000	15%
Research and development	120,000	117,000	3%	232,000	233,000	0%
Total costs and expenses	$4,313,000	$5,291,000	-18%	$9,194,000	$10,265,000	-10%

Operating loss	(240,000)	(1,095,000)	-78%	(783,000)	(2,639,000)	-70%

Other expenses
Interest expense	$(73,000)	$(90,000)	-19%	$(150,000)	$(169,000)	-11%
Gain on sales of investment and equipment	-	146,000	-100%	-	146,000	-100%
Net loss on debt modification and extinguishment	-	-	0%	-	(19,000)	-100%

Other expense	$(73,000)	$56,000	-230%	$(150,000)	$(42,000)	257%

Loss before income taxes	(313,000)	(1,039,000)	-70%	(933,000)	(2,681,000)	-65%

Income tax expense	5,000	5,000	0%	9,000	9,000	0%

Net loss	(318,000)	(1,043,000)	-70%	(942,000)	(2,690,000)	-65%

Loss per common share:
Basic and diluted	$(0.01)	$(0.02)	-50%	$(0.02)	$(0.06)	-67%

Shares used in computing loss per common share:
Basic and diluted	51,906,948	46,302,404	12%	51,894,448	46,271,078	12%

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS

Current assets:
Cash	$771,239	$1,440,256
Restricted cash	217,769	293,043
Accounts receivable, net	2,118,813	2,097,433
Inventory	1,163,120	937,830
Prepaid expenses and other current assets	323,443	313,528

Total current assets	4,594,384	5,082,090

Property, plant and equipment, net	4,792,354	5,003,818
Other assets	45,821	44,050
Goodwill	2,453,349	2,453,349
Other intangible assets, net	2,230,340	3,017,544

Total assets	$14,116,248	$15,600,851

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,261,660	$1,945,073
Accrued expenses and other current liabilities	1,860,655	1,964,726
Short-term debt	3,537,373	3,984,316
Current portion of long-term debt, net	1,367,359	1,553,061

Total current liabilities	9,027,047	9,447,176

Long-term debt, net	2,022,009	2,240,596
Other long-term liabilities	97,991	63,697
Deferred tax liability, net	171,581	162,107

Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value; 200,000,000 shares authorized, 51,906,948 shares issued and outstanding
(51,881,948 on December 31, 2015)	1,038,139	1,037,639
Additional paid-in capital	103,127,927	103,041,941
Accumulated other comprehensive loss	(97,991)	(63,697)
Accumulated deficit	(101,270,455)	(100,328,608)
Total stockholders' equity	2,797,620	3,687,275

Total liabilities and stockholders' equity	$14,116,248	$15,600,851

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30,

(Unaudited)

	2016	2015

Cash flows from operating activities:
Net loss	$(941,847)	$(2,690,001)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	700,244	770,126
Stock based compensation	86,486	643,138
Paid in-kind interest	39,000	44,000
Gain on sale of equipment	-	(46,283)
Net loss on debt modification and extinguishment	-	19,096
Change in deferred tax provision	9,474	9,474
Foreign currency transaction gain	-	(29,400)
Amortization of deferred financing costs	10,576	-
Decrease (increase) in assets:
Accounts receivable	(21,380)	430,140
Inventory	(225,290)	(251,155)
Prepaid expenses and other assets	(11,686)	60,165
Restricted cash	75,274	49,578
Increase (decrease) in liabilities:
Accounts payable	316,587	587,160
Accrued expenses and other liabilities	(104,071)	(523,629)
Net cash used by operating activities	(66,633)	(927,591)

Cash flows from investing activities:
Purchase of property and equipment	(128,632)	(57,486)
Proceeds from sale of equipment	-	46,283
Proceeds from sale of intangible assets	495,000	-
Purchase of intangible assets	(67,944)	(3,237)
Net cash from (used by) investing activities	298,424	(14,440)

Cash flows from financing activities:
Payments of long-term debt	(900,808)	(386,787)
Net cash used by financing activities	(900,808)	(386,787)

Net decrease in cash	(669,017)	(1,328,818)
Cash beginning of period	1,440,256	2,343,675

Cash end of period	$771,239	$1,014,857

About the Presentation of Adjusted EBITDA

The Company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by the Company by adding back to net income (loss) interest, income taxes, depreciation and amortization expense, as further adjusted to add back stock-based compensation expense and non-recurring items, and impairments of investments and intangible assets. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing its financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation, stock-based compensation and impairment charges, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and its ability to generate cash flows from operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management. The Company considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes and non-recurring items, all of which impact the Company's profitability and operating cash flows, as well as depreciation, amortization, impairment charges and stock-based compensation. The Company believes that these limitations are compensated by clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income and loss presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. The following is a reconciliation of net loss to Adjusted EBITDA loss:

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Net Loss:	$(318,000)	$(1,043,000)	-70%	$(942,000)	$(2,690,000)	-65%
Add backs:
Depreciation & amortization	340,000	391,000	-13%	700,000	771,000	-9%
Stock based compensation	12,000	318,000	-96%	86,000	643,000	-87%
Interest expense	73,000	90,000	-19%	150,000	168,000	-11%
Amortization of note discount and net loss on debt extinguishment and modification	-	-	0%	-	19,000	-100%
Income Taxes	5,000	5,000	0%	9,000	10,000	-10%
Foreign currency transaction gain	-	-	-100%	-	(29,000)	100%

Adjusted EBITDA	112,000	(239,000)	-147%	3,000	(1,108,000)	-100%

Adjusted EBITDA, by group (unaudited)

Printed Products	$653,000	$339,000	93%	$1,269,000	$687,000	85%
Technology Management	(312,000)	(97,000)	222%	(667,000)	(883,000)	-24%
Corporate	(229,000)	(481,000)	-52%	(599,000)	(912,000)	-34%
	112,000	(239,000)	-147%	3,000	(1,108,000)	-100%